Schedule A

Electrum Strategic Resources LLC

William Natbony is the Chief Executive Officer of the Reporting Person.  Mr. Natbony's principal business address is 535 Madison Avenue, 12th Floor, New York, NY 10022.  Mr. Natbony's principal business is as a businessman.

The Investment Committee of the Reporting Person is comprised of Mr. Natbony, Amelia J. Zoler and Lillian Saldanha.  The principal business address of each of Ms. Zoler and Ms. Saldanha is 535 Madison Avenue, 12th Floor, New York, NY 10022.  Ms. Zoler’s principal business is as Vice-Chairman and Chief Financial Officer of Tigris Group Inc.  Ms. Saldanha’s principal business is as an employee of Tigris Group Inc.

ElectrumStrat Holdings LLC (“Holdings”), a Delaware limited liability company with an address of 535 Madison, 12th Floor, New York, NY 10022, is the owner of Electrum Strategic.  Holdings is in the business of investing.  Mr. Natbony is the manager and sole officer of Holdings.  GRAT Holdings LLC, a Delaware limited liability company with an address of 535 Madison Avenue, 12th Floor, New York, NY 10022 indirectly wholly owns Holdings.  Mr. Natbony is the manager and sole officer of GRAT Holdings LLC.  GRAT Holdings LLC is in the business of investing.